WARRANT AGENT AGREEMENT
THIS WARRANT AGENT AGREEMENT (this “Warrant Agreement”), dated as of December 23, 2025, is entered into by and between Prenetics Global Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).
WHEREAS, on October 28, 2025, the Company consummated a best efforts public offering (the “Offering”) of (i) 2,722,642 Class A ordinary shares (the “Shares”), par value $0.0015 per share (each, an “Ordinary Share”), (ii) class A warrants to purchase up to 2,722,642 Ordinary Shares at an exercise price of $24.12 per Ordinary Share (the “Class A Warrants”), and (iii) class B warrants to purchase up to 2,722,642 Ordinary Shares at an exercise price of $32.16 per Ordinary Share (the “Class B Warrants,” and together with the Class A Warrants, the “Existing Warrants”), for an offering price of $16.08 per Ordinary Share and accompanying Class A Warrant and Class B Warrant.
WHEREAS, the Company has entered into warrant exchange agreements, dated on or about the date of this Warrant Agreement (the “Warrant Exchange Agreements” and each a “Warrant Exchange Agreement”) with certain holders of the Existing Warrants (the “Holders”) pursuant to which the Holders have agreed to exchange their Existing Warrants for Class C warrants (the “Exchange Warrants”), the form of which is attached hereto as Exhibit A, to purchase up to an aggregate of 2,269,861 Ordinary Shares (the “Exchange Warrant Shares”), for $18.00 per Ordinary Share with each Exchange Warrant bearing the legend set forth in Exhibit A hereto.
WHEREAS, in connection with the Offering, the Company and the Warrant Agent entered into the warrant agreement, dated October 28, 2025 pursuant to which the Company appointed and the Warrant Agent agreed to act as the agent of the Company for the Existing Warrants;
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Exchange Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Exchange Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Exchange Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Exchange Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows
1.Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Exchange Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement.
2.Warrants.

2.1.Form of Exchange Warrant. Each Exchange Warrant shall be (a) issued in substantially the form of Exchange Warrant attached as Exhibit B hereto, the provisions of which are incorporated herein and (b) signed by, or bear the facsimile signature of, the Chief Executive Officer of the Company. In the event the person whose facsimile signature has been placed upon any Exchange Warrant shall have ceased to serve in the capacity in which such person signed the Exchange Warrant before such Exchange Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.2.Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Warrant Agreement, an Exchange Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3.Registration.
2.3.1.Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and the registration of transfers of the Exchange Warrants. Upon the initial issuance of the Exchange Warrants in book-entry form, the Warrant Agent shall issue and register the Exchange Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with written instructions delivered to the Warrant Agent by the Company.
2.3.2.Registered Holder. Prior to due presentment for registration of transfer of any Exchange Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Exchange Warrant is registered in the Warrant Register (the “Registered Holder”), as the absolute owner of such Exchange Warrant and of each Exchange Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
3.Terms and Exercise of Warrants.

3.1.Warrant Price. Each Exchange Warrant shall, when entered in book-entry position or physical certificate and countersigned by the Warrant Agent (in manual or facsimile form if a physical certificate is issued), entitle the Registered Holder thereof, subject to the provisions of such Exchange Warrant, as the case may be, and of this Warrant Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $18.00 per Ordinary Share, subject to adjustment as provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which the Ordinary Shares may be purchased at the time an Exchange Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date (as defined below).
3.2.Duration of Warrants. An Exchange Warrant may be exercised only during the period (“Exercise Period”) commencing at any time on or after the Initial Exercise Date (as defined in the Exchange Warrants) and terminating at 5:00 p.m., New York City time on the two year anniversary of the Initial Exercise Date (the “Expiration Date”). Each Exchange Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the

Expiration Date. The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Expiration Date.
3.3.Exercise of Warrants.
3.3.1.Payment. Subject to the provisions of the Exchange Warrants, the Warrant Exchange Agreements and this Warrant Agreement, an Exchange Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by delivery to the Warrant Agent and to the Company of a duly executed PDF copy (by e-mail or e-mail attachment) of the Notice of Exercise and without any requirement for an ink-original or medallion guarantee, and by paying in full the Warrant Price for each full Ordinary Share as to which such Exchange Warrant is exercised and any and all applicable taxes due in connection with the exercise of such Exchange Warrant, as follows:
(a)by wire transfer to an account designated by the Warrant Agent or cashier’s check drawn on a United States bank payable to the order of the Warrant Agent, in each case within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following the date of exercise unless the cashless exercise procedure set forth in Section 2(c) of the Exchange Warrant is specified in the applicable Notice of Exercise; or
(b)if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Exchange Warrant Shares to the Holder, then such Exchange Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Exchange Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:
(A)as applicable: (i) the average VWAP (as defined in the Exchange Warrants)
for the five (5) Trading Days immediately preceding the date of the applicable Notice of Exercise (as defined in the Exchange Warrants) if such Notice of Exercise is (1) both executed and delivered pursuant to this Warrant Agreement on a day that is not a Trading Day (as defined in the Exchange Warrants) or (2) both executed and delivered pursuant to this Warrant Agreement on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the average VWAP for the five (5) Trading Days immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price (as defined in the Exchange Warrants) of the Ordinary Share on the principal Trading Market (as defined in the Exchange Warrants) as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Warrant Price of the Exchange Warrant; and

(X) = the number of Exchange Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Exchange Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that, in accordance with Section 3(a)(9) of the Securities Act, the Exchange Warrant Shares shall take on the registered characteristics of the Exchange Warrants being exercised. The Company agrees not to take any position contrary to Section 2(c) of the Exchange Warrant. For the avoidance of doubt, the cashless exercise procedure specified in Section 2(c) of the Exchange Warrant shall not be first available prior to the deadline for the effectiveness of the registration statement covering the Exchange Warrant Shares as set forth in Section 3.5 of the Warrant Exchange Agreements.

1.1.2Issuance of Shares. As soon as practicable after the exercise of any Exchange Warrant and the clearance of the funds in payment of the Warrant Price or upon surrender of the Exchange Warrant (or portion thereof) as set forth in Section 3.3.1(b), the Company shall cause the Exchange Warrant Shares to be transmitted by the Warrant Agent to the Registered Holder of such Exchange Warrant (i) by crediting the account of the Registered Holder or its designee’s balance account with The Depository Trust Company through DWAC if either (a) there is an effective registration statement permitting the issuance of or the resale of the Exchange Warrant Shares by the Registered Holder or (b) the Exchange Warrant Shares are eligible for resale by the Registered Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Exchange Warrants) or (ii) by issuing a book-entry position or certificate, as applicable representing the number of full Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Exchange Warrant shall not have been exercised in full, a new countersigned Exchange Warrant for the number of shares as to which such Exchange Warrant shall not have been exercised. The Exchange Warrant Shares shall be delivered by the earliest of (i) two (2) Trading Days after delivery to the Company and the Warrant Agent of a duly executed Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Warrant Price to the Warrant Agent, and (iii) the Warrant Share Delivery Date.  Upon delivery of the Notice of Exercise, the Registered Holder shall be deemed for all corporate purposes to have become the holder of record of the Exchange Warrant Shares with respect to which such Exchange Warrant has been exercised, irrespective of the date of delivery of the Exchange Warrant Shares, provided that payment of the aggregate Warrant Price (other than in the case of a cashless exercise) is received within the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise.  If the Company fails for any reason to deliver to the Holder the Exchange Warrant Shares by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Exchange Warrant Shares subject to such exercise (based on the VWAP of the Ordinary Share on the date of the applicable Notice of Exercise), $5 per Trading Day (increasing to $10 per Trading Day on the third Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Exchange Warrant Shares are delivered or the Holder rescinds such exercise.  The Company shall maintain a transfer agent that participates in the FAST program so long as any Warrant remains outstanding and exercisable and shall pay all Transfer Agent same-day processing fees for any Notice of Exercise and all fees to The Depository Trust Company (or any successor) required for same-day electronic delivery of Exchange Warrant Shares. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of an Exchange Warrant unless (a) a registration statement under the Act with respect to the Ordinary Shares issuable upon exercise of such Exchange Warrants is effective and a current prospectus relating to the Ordinary Shares issuable upon exercise of the Exchange Warrants is available for delivery to the Exchange Warrant holders or (b) in the opinion of counsel to the Company, the exercise of the Exchange Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holder resides. Exchange Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. Notwithstanding the foregoing, if at any time the Ordinary Shares issued upon exercise of an Exchange Warrant constitute “restricted securities” (as defined in Rule 144 under the Act), then the Company shall be permitted to add a legend in the form of Exhibit A hereto to such Ordinary Shares. In the event that a registration statement under the Act with respect to the Ordinary Shares underlying the Exchange Warrants is not effective or a current prospectus is not available, or because such exercise would be unlawful with respect to a Registered Holder in any state, the Company shall, upon exercise of such Exchange Warrant for cash, deliver Ordinary Shares as “restricted securities” under the Act, subject to an appropriate restrictive legend. In no event will the Company be required to “net cash settle” the warrant exercise. For purposes of clarity, if there is a conflict between the express terms of this Warrant Agreement and any warrant certificate with respect to the terms of the Exchange Warrants, the terms of such warrant certificate shall govern and control. Subject to receipt from the Holder by the Company or its transfer agent of customary and reasonably acceptable representations and other documentation establishing that restrictive legends are no longer required, including (i) an effective registration statement or (ii) reliance on an exemption to registration, including Rule 144, the Company shall, direct the Transfer Agent to remove restrictive legends from the Exchange Warrant Shares. If required by the Company’s transfer agent, the Company shall cause its counsel to deliver such transfer agent an opinion of counsel to the effect that removal of the restrictive legends and any additional requested documentation from the transfer agent.

1.1.3Forced Exercise. The Registered Holder understands and covenants that if a Forced Exercise Event occurs, the Registered Holder may be required, at the option of the Company, to exercise all or a portion of the Exchange Warrant for cash as designed by the Company in the Forced Exercise Notice, in which the Registered Holder shall pay the Warrant Price to the Company in accordance with the terms of the Exchange Warrant. In the event that the Company elects a Forced Exercise, the Company shall fix a Forced Exercise Date and provide written notice of such Forced Exercise not less than fifteen (15) Business Days prior to the proposed date of the Forced Exercise (or such lesser period until the Termination Date) to the Registered Holder. Any Forced Exercise Notice delivered to the Registered Holder after 5:00 P.M (Eastern Time) on a Trading Day shall be deemed to have been delivered at 9:00 A.M. (Eastern Time) on the next succeeding Trading Day. At least five (5) Business Days prior to the Forced Exercise Date, the Registered Holder shall have the option, but not the obligation, to exercise such Registered Holder’s Exchange Warrant by delivering to the Company an Exercise Notice specifying the number of Exchange Warrant Shares and, if subject to the Beneficial Ownership Limitation, the number of Pre-Funded Warrants, to be purchased based on the amount required by the Company in the Forced Exercise Notice. Notwithstanding anything herein to the contrary, in no event shall the Registered Holder have fewer than five (5) Business Days prior to the Forced Exercise Date to exercise the Exchange Warrant in connection with a Forced Exercise.
1.1.4Valid Issuance. All Ordinary Shares issued upon the proper exercise of an Exchange Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect to the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
1.1.5Date of Issuance. Each person in whose name any such book-entry position or certificate for Exchange Warrant Shares is issued shall for all purposes be deemed to have become the holder of record of such Exchange Warrant Shares upon delivery of a duly executed Notice of Exercise, irrespective of the date of delivery of such Exchange Warrant Shares, provided that payment of the aggregate Warrant Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise, and without regard to whether the Company’s stock transfer books are open or closed on such date.
4Adjustments.
4.1Stock Dividends - Split-Ups. If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Exchange Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.
4.2Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Exchange Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.
4.3Adjustments in Warrant Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Exchange Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Exchange Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.
4.4Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Section 4.1 or 4.2 hereof or one that solely affects the par value of such Ordinary Shares), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Exchange Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Exchange Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Exchange Warrant holder would have received if such Exchange Warrant holder had exercised his, her or its Exchange Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.
4.5Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of an Exchange Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of an Exchange Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement, the Company shall not issue fractional shares upon exercise of Exchange Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Exchange Warrant would be entitled, upon the exercise of such Exchange Warrant, to receive a fractional interest in a share, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Warrant Price or round up to the next whole share.
4.7Form of Exchange Warrant. The form of Exchange Warrants need not be changed because of any adjustment pursuant to this Section 4, and Exchange Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Exchange Warrants initially issued pursuant to this Warrant Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Exchange Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Exchange Warrant or otherwise, may be in the form as so changed.
5Transfer and Exchange of Warrants.
5.1Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Exchange Warrant in the Warrant Register, upon surrender of such Exchange Warrant for transfer, properly endorsed with signatures properly medallion guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Exchange Warrant representing an equal aggregate number of Warrants shall be issued and the old Exchange Warrant shall be cancelled by the Warrant Agent. The Exchange Warrants so cancelled may be delivered by the Warrant Agent to the Company from time to time upon request.

5.2Procedure for Surrender of Exchange Warrants. Exchange Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Exchange Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that an Exchange Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Exchange Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer is exempt from registration under the Federal Securities Act of 1933, as amended and indicating whether the new Warrants must also bear a restrictive legend.
5.3Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.
5.4Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.
5.5Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Warrant Agreement, the Exchange Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Exchange Warrants duly executed on behalf of the Company for such purpose.
6Other Provisions Relating to Rights of Holders of Warrants.
6.1No Rights as Stockholder. An Exchange Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
6.2Lost, Stolen, Mutilated, or Destroyed Warrants. If any Exchange Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Exchange Warrant of like denomination, tenor and date as the Exchange Warrant so lost, stolen, mutilated or destroyed. Any such new Exchange Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.
6.3Reservation of Ordinary Shares. The Company shall at all times prior to the Expiration Date reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.
6.4Registration of Ordinary Shares. The Company agrees that following the Closing Date, it shall prepare and file with the Securities and Exchange Commission by March 31, 2026 a registration statement on Form F-3 for the registration under the Act of the Exchange Warrant Shares issuable upon exercise of the Exchange Warrants, and it shall take such action as is necessary to qualify for sale, in those states in which the Exchange Warrants were initially offered by the Company, the Exchange Warrant Shares. The Company will use its commercially reasonable efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement for so long as any Exchange Warrants remain outstanding. In no event will the Registered Holder of an Exchange Warrant be entitled to receive a “net cash settlement” in lieu of physical settlement in Exchange Warrant Shares, regardless of whether the Company complies with this Section 6.4.
6.5Limitation on Monetary Damages. In no event shall the Registered Holder of an Exchange Warrant be entitled to receive monetary damages for failure to settle any Exchange Warrant exercise if the Ordinary Shares issuable upon exercise of the Exchange Warrants has not been registered with the Securities and Exchange Commission pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent, provided the Company has fulfilled its obligations under Section 6.4 to use its best efforts to effect the registration under the Act of the Ordinary Shares issuable upon exercise of the Exchange Warrants.
7Concerning the Warrant Agent and Other Matters.
7.1Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Exchange Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Exchange Warrants or such shares.
7.2Resignation, Consolidation, or Merger of Warrant Agent.
7.2.2Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Exchange Warrant (who shall, with such notice, submit his, her or its Exchange Warrant for inspection by the Company), then the holder of any Exchange Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
7.2.3Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.
7.2.4Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.
7.3Fees and Expenses of Warrant Agent.
7.3.2Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and shall, pursuant to its obligations under this Warrant Agreement, and will of its reasonable and documented out-of-pocket expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Warrant Agreement and the exercise and performance of its duties hereunder.
7.3.3Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.
7.4Liability of Warrant Agent.
7.4.2Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement and shall not be liable for any action taken or suffered in the absence of bad faith by it pursuant to the provisions of this Warrant Agreement.
7.4.3Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.
7.4.4Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Exchange Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Exchange Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Warrant Agreement or any Exchange Warrant or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.
7.5Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Exchange Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of Exchange Warrants.
8Miscellaneous Provisions.

8.1Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
8.2Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Exchange Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Prenetics Global Limited 15 Enterprise Ste 250, PMB #2104
Aliso Viejo, California 92656
Atten: Stephen Lo, Chief Financial Officer
Email: stephen.lo@prenetics.com
Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Exchange Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:
Continental Stock Transfer & Trust Company 1 State Street, 30 FL
New York, New York 10004 Attn:    Compliance Department
with a copy (which shall not constitute notice) in each case to: Reed Smith LLP
599 Lexington Avenue New York, NY 10022
Attention: Constantine Karides, Esq.; Michael S. Lee, Esq. Email: ckarides@reedsmith.com; michael.lee@reedsmith.com

Any notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.
8.3Applicable Law. The validity, interpretation and performance of this Warrant Agreement and of the Exchange Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.
8.4Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Exchange Warrants, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Exchange Warrants.
8.5Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Exchange Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection by it.
8.6Counterparts. This Warrant Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
8.7Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.
8.8Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.
8.9Severability. Whenever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Warrant Agreement.
[Signature page follows]

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

PRENETICS GLOBAL LIMITED

By: /s/ Danny Yeung
Name: Danny Yeung
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: /s/ Margaret B. Lloyd
Name: Margaret B. Lloyd
Title: Vice President

EXHIBIT A

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE GENERALLY ACCEPTABLE TO THE COMPANY. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

EXHIBIT B

Form of Class C Warrant
[Attached.]